Exhibit 4.2

NO TRANSFER OF ANY OF THE ABOVE SHARES CAN BE REGISTERED UNLESS ACCOMPANIED BY THIS CERTIFICATE Share Certificate of XCHG Limited (the “Company”) An Exempted Company incorporated in the Cayman Islands Authorised capital of the Company is US$50,000 divided into 5,000,000,000 shares of a par value of US$0.00001 each, comprising of: (i) 4,258,745,553 Class A ordinary shares of a par value of US$0.00001 each (“Class A Ordinary Shares”); and (ii) 741,254,447 Class B ordinary shares of a par value of US$0.00001 each (“Class B Ordinary Shares”) This is to certify that the undermentioned person is the registered holder of the shares specified hereunder in the Company, subject to the Memorandum and Articles of Association of the Company. Name & Address of the Shareholder: Certificate No.: *** *** No. of Shares: - - Consideration Paid: Date of Issue: Given under the common seal of the Company on the date stated herein. Director / Officer